UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 31, 2025

Oshkosh Corporation

(Exact name of registrant as specified in its charter)

Wisconsin	1-31371	39-0520270
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1917 Four Wheel Drive Oshkosh, Wisconsin	54902
(Address of principal executive offices)	(Zip Code)

(920) 502-3400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock ($0.01 par value)	OSK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 31, 2025, Oshkosh Corporation (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) among the Company, the various lenders party thereto, and PNC Bank, National Association, as administrative agent (the “Agent”). The Company’s Third Amended and Restated Credit Agreement, dated March 23, 2022 (as amended prior to the date hereof, the “Existing Credit Agreement”), among the Company, the various lenders party thereto, and Bank of America, N.A., as administrative agent, remains in effect in accordance with its terms. The Existing Credit Agreement provides for an unsecured revolving credit facility (the “Revolving Credit Facility”). The purpose of the Credit Agreement was to convert certain indebtedness under the Revolving Credit Facility into term debt to improve overall liquidity without increasing debt.

The Credit Agreement provides for an unsecured term loan in the amount of $500 million that matures in March 2027. The Company borrowed the full available amount under the Credit Agreement and used the proceeds to repay certain outstanding indebtedness under the Existing Credit Agreement. The term loan can be prepaid in whole or in part without penalty.

The term loan under the Credit Agreement bears interest at a variable rate per annum equal to, at the Company’s election, (a) Term SOFR (the forward-looking secured overnight financing rate) plus 0.90%, or (b) the Base Rate (which is the highest of (x) the Agent’s prime rate, (y) the overnight bank funding rate plus 0.50% or (z) the sum of 1.00% plus one-month Term SOFR).

The Credit Agreement contains various customary restrictions and covenants, which are substantially similar to the corresponding provisions in the Existing Credit Agreement, including a requirement that the Company maintain a leverage ratio at certain levels (as detailed below), subject to certain exceptions; restrictions on the ability of the Company and certain of its subsidiaries to consolidate or merge, create liens, incur additional subsidiary indebtedness and consummate acquisitions; and a restriction on the disposition of all or substantially all of the assets of the Company and its subsidiaries taken as a whole.

The Credit Agreement requires the Company to maintain a maximum leverage ratio (defined as, with certain adjustments, the ratio of the Company’s consolidated indebtedness to the Company’s consolidated net income before interest, taxes, depreciation, amortization, non-cash charges and certain other items (“EBITDA”)) as of the last day of any fiscal quarter of 3.75 to 1.00, subject to the Company’s right to temporarily increase the maximum leverage ratio to up to 4.25 to 1.00 in connection with certain material acquisitions. These terms are substantially similar to the corresponding provisions in the Existing Credit Agreement.

The Credit Agreement also contains customary events of default, which are substantially similar to the corresponding provisions in the Existing Credit Agreement. If an event of default under the Credit Agreement occurs and is continuing, then the lenders may declare any outstanding obligations under the Credit Agreement to be immediately due and payable. In addition, if the Company or any material subsidiary becomes the subject of voluntary or involuntary proceedings under any bankruptcy, insolvency or similar law, then any outstanding obligations under the Credit Agreement will automatically become immediately due and payable. Loans outstanding under the Credit Agreement will bear interest at a rate of 2.0% per annum in excess of the otherwise applicable rate upon acceleration of such loans or, upon the lenders’ request, during the continuance of any event of default under the Credit Agreement.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, filed herewith as Exhibit 4.1 and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.

EXHIBIT INDEX

(4.1)        Credit Agreement, dated March 31, 2025, among Oshkosh Corporation, the various lenders party thereto, and PNC Bank, National Association, as administrative agent.

(104)       Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSHKOSH CORPORATION

Date: March 31, 2025	By:	/s/ Ignacio A. Cortina
Ignacio A. Cortina
Executive Vice President, Chief Legal and Administrative Officer and Secretary